Exhibit 99.1


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PRESS RELEASE

Contact: Sandra Colony | SVP, Corporate Communications | Insight Communications | 917-286-2300
FOR IMMEDIATE RELEASE


INSIGHT COMMUNICATIONS ANNOUNCES NEW EXECUTIVE PROMOTIONS


NEW YORK - March 2, 2006 - Insight Communications Company today announced the promotion of three key executives. Michael S. Willner, Vice Chairman and Chief Executive Officer, made the announcement.

Dinni Jain, previously Executive Vice President and Chief Operating Officer for Insight, has been named President, a title previously held by Willner, who continues as Vice Chairman and CEO. Jain will continue in his role as Chief Operating Officer, managing the day-to-day operations of the company. He joined Insight in January 2002 as Senior Vice President and Chief Financial Officer.

John Abbot, previously Senior Vice President and Chief Financial Officer, has been named Executive Vice President. He will retain his role as Chief Financial Officer, overseeing all financial activities of the company. Abbot came to Insight from Morgan Stanley in January 2004.

Chris Slattery, previously Senior Vice President of Field Operations, has been named Executive Vice President of Field Operations. In this capacity he manages Customer Growth, Customer Experience, Training and Product Management. Slattery joined Insight in October 2004 as the Senior Vice President of Sales.

"These promotions have been well earned," commented Willner. "I appreciate everything these three individuals have done to help Insight move closer to becoming a truly great company."

Insight Communications is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

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